[LETTERHEAD OF FURON COMPANY]





                              May
                              5th
                              1 9 9 4







Furon Company
29982 Ivy Glenn Drive
Laguna Niguel, California  92677

          Re:  Registration on Form S-8 of Furon Company (the
               "Company")

Gentlemen:

          At your request, I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 25,000 shares (the "Shares") of Common Stock, without par value, of the Company (the "Common Stock"), to be issued pursuant to the Company's 1933 Non-Employee Directors' Stock Compensation Plan (the "Plan"). I have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Common Stock to be issued pursuant to and in accordance with the Plan.

          Based upon such examination and upon such matters of fact and law as I have deemed relevant, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock.

          I consent to the use of this opinion as an exhibit to the Registration Statement.

                              Respectfully submitted.


                              /s/ Donald D. Bradley
                              Donald D. Bradley
                              General Counsel and Secretary